EX10.36
December 7, 2021

Ms. Karina Franco Padilla

Dear Karina:

We are pleased to present you with this amended and restated offer letter to join Proterra Inc (collectively with its subsidiaries, the “Company” or “Proterra”) as Chief Financial Officer reporting to the CEO. Your appointment as Chief Financial Officer is subject to approval by the Board of Directors (the “Board”), which will be requested from the Board of Directors at the upcoming meeting scheduled in December 2021. Your employment with the Company will commence as soon as practicable on a date to be determined by you and the CEO, which shall be no later than January 3, 2022 (“Start Date”). You will be based out of Greenville, South Carolina and will be expected to travel to the Company’s other offices. We understand that you will be based in North Carolina for the first 18 months following your Start Date. We are offering you the following:

1.Cash Compensation. The Company will pay you an annual base salary of $425,000 payable in accordance with the Company’s standard payroll schedule. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation. You will be eligible to participate in the Company’s short term cash incentive bonus plans at a target of 75% of your annual base salary.

2.Sign On Bonus. Also, we will offer a sign on bonus of $250,000, less applicable withholding taxes and deductions, to be paid in your second paycheck. If you voluntarily terminate employment with Proterra within twelve months following your start date, you will be required to repay to Proterra 100% of the $250,000 sign-on bonus received by you.

3.Employee Benefits. You will be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.Equity Compensation. Following commencement of your employment and subject to approval by the Board or Compensation Committee, the Company will grant you $585,000 in value at the time of grant in restricted stock units (the “RSUs”) under the 2021 Equity Incentive Plan (“Plan”). The RSUs shall vest according to the following schedule: 25% of such RSUs shall vest on a date set by the Company in the quarter of the year that you start employment until all such RSUs have vested, so long as you continue to provide services to the Company on each such vesting date. The RSUs will be subject to the terms, conditions and restrictions set forth in the Plan and the Company’s standard form of RSU Award Agreement. You will also be eligible to receive additional equity awards as part of the Company’s long term incentive program, as may be determined by the Board or Compensation Committee, consistent with the Company’s compensation practices. We will recommend to the Board or Compensation Committee that you be eligible for an equity incentive award with four-year ratable vesting valued at $800,000 at the time of grant in fiscal year 2022. Such grants are not part of your base compensation and the Board or Committee may change or discontinue the long-term incentive program at any time.

5.Termination Benefits. You will be eligible to receive certain change in control and severance payments and benefits under the Severance Agreement approved by the Board and attached to this offer letter as Exhibit A.
6.Confidentiality Agreement. By signing this offer letter, you confirm that you will execute and abide by the terms and conditions of the Employee Confidentiality, Arbitration, Non-Solicit, Non-Compete and Invention Assignment Agreement by and between you and the Company and attached to this offer letter at Exhibit B.

7.No Conflicting Obligations. You understand and agree that by signing this offer letter, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

8.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

9.General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.

10.At-Will Employment. Your employment with the Company is for no specific period of time. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors.

11.Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

12.Section 409A. It is intended that all of the severance benefits and other payments payable under this offer letter satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this offer letter will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this offer letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A. All payments and benefits that are payable upon a termination of employment hereunder shall be paid or provided only upon your “separation from service” from the Company (within the meaning of Section 409A).

This offer letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This letter will be governed by the laws of South Carolina, without regard to its conflict of laws provisions.

Very truly yours, PROTERRA INC

By: Jack Allen
Chief Executive Officer

ACCEPTED AND AGREED:

Signature

Date

[SIGNATURE PAGE TO OFFER LETTER]

Exhibit A: Severance Agreement

Exhibit B: Employee Confidentiality, Arbitration, Non-Solicit, Non-Compete and Invention Assignment Agreement